SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.               Results of Operations and Financial Condition.

On November 1, 2011, Oshkosh Corporation (the “Company”) issued a press release (the “Press Release”) announcing its earnings for its fourth fiscal quarter and full fiscal year ended September 30, 2011. A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

On November 1, 2011, the Company held a conference call in connection with the Company’s announcement of its earnings for its fourth fiscal quarter and full fiscal year ended September 30, 2011. A copy of the script (the “Script”) for such conference call is furnished as Exhibit 99.2 and is incorporated by reference herein. An audio replay of such conference call and the related question and answer session will be available for at least twelve months on the Company’s website at www.oshkoshcorporation.com.

The information, including, without limitation, all forward-looking statements, contained in the Press Release, the Script and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of November 1, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

The Press Release, the Script and the Slide Presentation contain, and representatives of the Company made, during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the Press Release, the Script and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, and compliance with credit agreement covenants are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the caption “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

RISK FACTORS

Certain of our markets are highly cyclical and the current or any further decline in these markets could have a material adverse effect on our operating performance.

The high levels of sales in our defense business in recent years have been due in significant part to demand for defense trucks, replacement parts and services (including armoring) and truck remanufacturing arising from the conflicts in Iraq and Afghanistan. Events such as these are unplanned, as is the demand for our products that arises out of such events. In addition, current economic conditions have put significant pressure on the U.S. federal budget, including the defense budget. Specifically, the President’s defense budget for fiscal 2011 and the budget request for fiscal 2012 include significantly lower funding for purchases of new military vehicles that we manufacture under our Family of Heavy Tactical Vehicles (“FHTV”) and Family of Medium Tactical Vehicles (“FMTV”) contracts than in prior years. The fiscal 2012 defense budget request for FMTVs also was significantly less than we expected. In addition, the Budget Control Act of 2011 contains an automatic sequestration feature that would order cuts to the defense budget if Congress fails to enact the specified $1.2 trillion in U.S. federal deficit reductions to be recommended by the Joint Committee. As part of the budget process, the Defense Subcommittee of the Senate Appropriations Committee has proposed that the Joint Light Tactical Vehicle program be terminated in favor of upgrades to the current Humvee fleet.  Moreover, on October 21, 2011, the President announced that virtually all U.S. troops will be removed from Iraq by the end of 2011 and plans exist regarding a future drawdown of U.S. military involvement in Afghanistan. The withdrawal of U.S. troops from Iraq will likely significantly reduce the level of defense funding allocated to support U.S. military involvement in Iraq, and uncertainty exists as to the level of defense funding that will be allocated to support U.S. military involvement in Afghanistan. The magnitude of the adverse impact that federal budget pressures, including the President’s recent request to reduce defense spending by $450 billion or more between 2012 and 2023 and the potential impact of the Budget Control Act of 2011 on the defense budget, expected reductions in future defense funding for U.S. military involvement in Iraq and Afghanistan and an uncertain United States Department of Defense (“DoD”) tactical wheeled vehicle strategy, will have on funding for Oshkosh defense programs is uncertain, but directionally, we expect such funding to decline, and such decline could be significant. Furthermore, our defense business may fluctuate significantly from time to time as a result of the start and completion of new contract awards that we may receive, such as the MRAP-All Terrain Vehicle (“M-ATV”) contract that we received in fiscal year 2009 and substantially completed in fiscal year 2010 and the FMTV contract that we received in fiscal year 2010 and are in the process of completing.

The decline, compared to historical levels, in overall customer demand in our access equipment, commercial and fire & emergency markets that we have experienced since the start of the global economic downturn and any further decline could have a material adverse effect on our operating performance. The access equipment market in which JLG operates is highly cyclical and impacted by the strength of economies in general, by prevailing mortgage and other interest rates, by residential and non-residential construction spending, by the ability of rental companies to obtain third party financing to purchase revenue generating assets, by capital expenditures of rental companies in general and by other factors. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by prevailing mortgage and other interest rates, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Refuse collection vehicle markets are also cyclical and impacted by the strength of economies in general, by municipal tax receipts and by capital expenditures of large waste haulers. Fire & emergency markets are cyclical later in an economic downturn and are impacted by the economy generally and by municipal tax receipts and capital expenditures. Concrete mixer and access equipment sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season in the Northern hemisphere.

The global economy continues to experience weakness, which has negatively impacted our sales volumes for our access equipment, commercial and fire & emergency products as compared to historical levels. In addition, the global economic weakness has caused lending institutions to tighten their credit lending standards, which has restricted our customers’ access to capital. Continued weakness in U.S. and European housing starts and non-residential construction spending in most geographical areas of the world are further contributing to the lower sales volumes. A lack of significant improvement in non-residential construction spending or continued low levels of construction activity generally may cause future weakness in demand for our products. Municipal tax revenues in the U.S. have weakened, which has negatively impacted demand for fire apparatus and refuse collection vehicles and delayed the recovery in these markets. Furthermore, it is possible that emerging market growth could slow, which could negatively impact our growth in those markets. We cannot provide any assurance that the global economic weakness and tight credit markets will not continue or become more severe. In addition, we cannot provide any assurance that any economic recovery will not progress more slowly than what we or the market expect. If the global economic weakness and tight credit markets continue or become more severe, or if any economic recovery progresses more slowly than what we or the market expect, then there could be a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

We are dependent on U.S. and foreign government contracts for a substantial portion of our business. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•                  Our business is susceptible to changes in the U.S. defense budget, which may reduce revenues that we expect from our defense business, especially in light of federal budget pressures in part caused by U.S.

economic weakness, the withdrawal of U.S. troops from Iraq, the uncertainty that exists regarding the future level of U.S. military involvement in Afghanistan and the related level of defense funding that will be allocated to support this involvement, and the level of defense funding that will be allocated to the DoD’s tactical wheeled vehicle strategy generally.

•                  The U.S. government may not appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive.

•                  Certain of our government contracts for the U.S. Army and U.S. Marines could be suspended, opened for competition or terminated, and all such contracts expire in the future and may not be replaced, which could reduce revenues that we expect under the contracts and negatively affect margins in our defense segment.

•                  The current U.S. Administration has indicated that it supports increased competition for existing defense programs. The Weapon Systems Acquisition Reform Act also requires competition for defense programs in certain circumstances. Accordingly, it is possible that there will be competition for any M-ATV orders for units above the 10,000 unit ceiling in the initial contract award. Also, it is possible that the U.S. Army and U.S. Marines will conduct an open competition for programs for which we currently have contracts upon the expiration of the existing contracts. Our FHTV contract expired in September 2011, with expected vehicle deliveries to continue through March 2013. We are in negotiations with the U.S. Army regarding our receipt of a bridge contract for the FHTV program under which we would continue producing FHTVs while the U.S. Army develops a path to conduct an open competition for the next contract relating to this program. The bridge contract could include the purchase of the design rights to our vehicles under this contract so that the U.S. Army could compete the program. The U.S. Army may decide to forgo the issuance of this bridge contract, which may prevent us from realizing these revenues. Likewise, the U.S. Army and Marine Corps have, in the past, inquired about purchasing the design rights to the M-ATV and Medium Tactical Vehicle Replacement (“MTVR”) that we produce, respectively. Competition for these and other DoD programs we currently have could result in the U.S. government awarding future contracts to another manufacturer or the U.S. government awarding the contracts to us at lower prices and operating margins than we experience under the current contracts.

•                  Defense truck contract awards that we receive may be subject to protests by competing bidders, which protests, if successful, could result in the DoD revoking part or all of any defense truck contract it awards to us and our inability to recover amounts we have expended in anticipation of initiating production under any such contract.

•                  Most of our government contracts, including the FMTV contract, are fixed-price contracts with price escalation factors included for those contracts that extend beyond one year. Our actual costs on any of these contracts may exceed our projected costs, which could result in profits lower than historically realized or than we anticipate or net losses under these contracts. In addition, if the timing and size of orders received from the U.S. government differ significantly from the assumptions that we used to price the contract, we may incur unanticipated start-up costs or expend more capital to start up production under the contract, and we may not benefit as we expected from contractual price increases, which could also result in lower than anticipated margins or net losses under these contracts. In particular, we bid the FMTV program at very aggressive margins. We have received orders to date under this program significantly in excess of the quantities that bidders were asked to use to prepare their pricing for this program in the original request for proposal. While the timing and extent of FMTV orders have created opportunities to leverage higher orders to reduce our material costs, they have adversely impacted manufacturing start-up and capital costs under the contract and product pricing relative to what we had originally anticipated as we do not benefit from certain price escalation factors. In addition, the higher order rate for FMTVs caused us to devote more attention to increasing our FMTV production capacity, which delayed our focus on reducing manufacturing costs as compared to our original plans. Collectively, these items have caused us to incur losses under the FMTV program to date, and we expect to continue to incur losses through the first quarter of fiscal 2012. Although we expect sales for the FMTV contract to be profitable starting in the second quarter of fiscal 2012, this expectation is based on certain assumptions, including estimates for future increases in the costs of raw materials, targeted cost savings and our ability to achieve certain production efficiencies. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of profitability. For example, a 1% escalation in material costs over our projection for FMTV orders currently in backlog would increase the cost of materials by approximately $24 million. Although we do not believe that such an increase would result in a loss on future sales under this contract, it would significantly reduce our expected future gross margins on orders currently in backlog. It is possible that other assumptions underlying the analysis could change in such a manner that we would determine in the future that this is a loss contract, which could result in a material charge to earnings.

•                  We are required to spend significant sums on product development and testing, bid and proposal activities and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•                  Competitions for the award of defense truck contracts are intense, and we cannot provide any assurance that we will be successful in the defense truck procurement competitions in which we participate.

•                  Our defense products undergo rigorous testing by the customer and are subject to highly technical requirements. Any failure to pass these tests or to comply with these requirements could result in unanticipated retrofit costs, delayed acceptance of vehicles, late or no payments under such contracts or cancellation of the contract to provide vehicles to the government.

•                  Our government contracts are subject to audit, which could result in adjustments of our costs and prices under these contracts.

•                  Our defense truck contracts are large in size and require significant personnel and production resources, and when such contracts end, we must make adjustments to personnel and production resources.

•                  We have historically received payments in advance of product deliveries, or performance-based payments (“PBP”), on a number of our U.S. government contracts. In the event that we are not able to meet contractual delivery requirements on these contracts, the U.S. government may discontinue providing PBPs, which could have an adverse effect on our ability to repay debt and cause us to incur higher interest rates on our outstanding debt.

•                  In the event of component availability constraints, the U.S. government has the ability to unilaterally divert the supply of components used on multiple government programs to those programs rated most urgent (DX-rated programs). Specifically, the U.S. government has notified us that the supply of tires used on a number of our FHTV variants is constrained and tires that we currently have on order with our supplier to meet our FHTV production requirements will be diverted to other DX-rated programs. We expect that this issue could affect us through much of 2012 and will delay the timing of a portion of our expected FHTV sales into fiscal 2013. The delay in our FHTV production as a result of the tire shortage could result in incremental production costs and delays in the timing of PBPs that we expect to receive under the program, which would adversely affect our cash flows.

•                  We periodically experience difficulties with sourcing sufficient vehicle carcasses to maintain our defense truck remanufacturing schedule, which can create uncertainty and inefficiencies for this area of our business.

We may not be able to execute on our MOVE strategy and meet our long-term financial goals.

We have announced a roadmap, our MOVE strategy, to deliver long-term growth and earnings for our shareholders and to meet our long-term financial goals. The long-term financial goals that we expect to achieve as a result of our MOVE strategy are based on certain assumptions we have made, which assumptions may prove to be incorrect. We cannot provide any assurance we will be able to successfully execute our MOVE strategy, which is subject to a variety of risks, including the following:

•                  A lower or slower than expected recovery in housing starts and non-residential construction spending;

•                  Greater than expected declines in DoD tactical wheeled vehicle spending;

•                  Greater than expected pressure on municipal budgets;

•                  The possibility that commodity cost escalations could erode profits;

•                  Low cost competitors aggressively entering one or more of our markets with significantly lower pricing;

•                  Primary competitors vying for share gains through aggressive price competition;

•                  The failure of the U.S. government to take actions to ensure the sustainability of defense industry production facilities;

•                  Our inability to obtain and retain adequate resources to support production ramp-ups, including management personnel;

•                  The inability of our supply base to keep pace with the economic recovery;

•                  Our failure to realize procurement, facility optimization and other cost reduction targets;

•                  Our inability to achieve targeted profitability on the FMTV contract;

•                  Not winning key large defense contracts, such as the Modernized Expanded Capability Vehicle and the Canadian Tactical Armor Protected Vehicle and Medium Support Vehicle System;

•                  Our inability to innovate effectively and rapidly to expand sales and margins; and

•                  Slow adoption of our products in emerging markets and/or our inability to successfully execute our emerging market growth strategy.

An impairment in the carrying value of goodwill and other indefinite-lived intangible assets could negatively affect our operating results.

We have a substantial amount of goodwill and purchased intangible assets on our balance sheet as a result of acquisitions we have completed. At September 30, 2011, approximately 88% of these intangibles are concentrated in the access equipment segment. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the fair value of trademarks and trade names as of the acquisition date. We do not amortize goodwill and indefinite-lived intangible assets that we expect to contribute indefinitely to our cash flows, but instead we evaluate these assets for impairment at least annually, or more frequently if potential interim indicators exist that could result in impairment. In testing for impairment, if the carrying value of a reporting unit exceeds its current fair value as determined based on the discounted future cash flows of the reporting unit and market comparable sales and earnings multiples, the goodwill or intangible asset is considered impaired and is reduced to fair value via a non-cash charge to earnings. Events and conditions that could result in impairment include a prolonged period of global economic weakness and tight credit markets, further decline in economic conditions or a slow, weak economic recovery, as well as sustained declines in the price of our common stock, adverse changes in the regulatory environment, adverse changes in interest rates, or other factors leading to reductions in the long-term sales or profitability that we expect. Determination of the fair value of a reporting unit includes developing estimates which are highly subjective and incorporate calculations that are sensitive to minor changes in underlying assumptions. Management’s assumptions change as more information becomes available. Changes in these assumptions could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

Our current debt levels, including the associated financing costs and restrictive covenants, could limit our flexibility in managing our business and increase our vulnerability to general adverse economic and industry conditions.

Our credit agreement contains financial and restrictive covenants which, among other things, require us to satisfy quarter-end financial ratios, including a leverage ratio, a senior secured leverage ratio and an interest coverage ratio. Our ability to meet the financial ratios in such covenants may be affected by a number of risks or events, including the risks described in this Current Report on Form 8-K and events beyond our control. The indenture governing our senior notes also contains restrictive covenants. Any failure by us to comply with these restrictive covenants or the financial and restrictive covenants in our credit agreement could have a material adverse effect on our financial condition, results of operations and debt service capability.

Our access to debt financing at competitive risk-based interest rates is partly a function of our credit ratings. Our current long-term debt ratings are BB with “stable” outlook from Standard & Poor’s Rating Services and Ba3 with “stable” outlook from Moody’s Investors Service. A downgrade to our credit ratings could increase our interest rates, could limit our access to public debt markets, could limit the institutions willing to provide us credit facilities, and could make any future credit facilities or credit facility amendments more costly and/or difficult to obtain.

We had approximately $1.1 billion of debt outstanding as of September 30, 2011, which consisted primarily of a $560 million term loan under our credit agreement maturing in October 2015 and $500 million of senior notes, $250 million of which mature in March 2017 and $250 million of which mature in March 2020. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, political and other factors, some of which are beyond our control. We expect that we will experience modestly negative free cash flow in fiscal 2012 as we adjust working capital requirements in our defense and access equipment segments to new sales levels. As we discuss above, our dependency on contracts with U.S. and foreign government agencies, such as the FMTV contract, subjects us to a variety of risks that, if realized, could materially reduce our revenues, profits and cash flows. In addition, among other risks that we face that could affect our revenues, profits and cash flows, current continued weak economic conditions, declining U.S. defense budgets and tight credit markets could become more severe or prolonged. Accordingly, conditions could arise that could limit our ability to generate sufficient cash flows or access borrowings to enable us to fund our liquidity needs, further limit our financial flexibility or impair our ability to obtain alternative financing sufficient to repay our debt at maturity.

The covenants in our credit agreement and the indenture governing our senior notes, our credit rating, our current debt levels and the current credit market conditions could have important consequences for our operations, including:

•                  Render us more vulnerable to general adverse economic and industry conditions in our highly cyclical markets or economies generally;

•                  Require us to dedicate a substantial portion of our cash flow from operations to higher interest costs or higher required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development, stock repurchases, dividends and other general corporate activities;

•                  Limit our ability to obtain additional financing in the future to fund growth working capital, capital expenditures, new product development expenses and other general corporate requirements;

•                  Limit our ability to enter into additional foreign currency and interest rate derivative contracts;

•                  Make us vulnerable to increases in interest rates as a portion of our debt under our credit agreement is at variable rates;

•                  Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve;

•                  Place us at a competitive disadvantage compared to less leveraged competitors; and

•                  Limit our ability to pursue strategic acquisitions that may become available in our markets or otherwise capitalize on business opportunities if we had additional borrowing capacity.

Raw material price fluctuations may adversely affect our results.

We purchase, directly and indirectly through component purchases, significant amounts of steel, petroleum based products and other raw materials annually. Steel, fuel and other commodity prices have historically been highly volatile. Commodity costs rose significantly early in our fiscal year 2011, and there are indications that these costs may increase further in the future due to one or more of the following: a sustained economic recovery, political unrest in certain countries or a weakening U.S. dollar. Increases in commodity costs negatively impact the profitability of orders in backlog as prices on those orders are usually fixed, which we experienced in the access equipment segment in the fourth quarter of fiscal 2011. Furthermore, we largely do business in the defense segment under annual firm, fixed-price contracts with the DoD. We attempt to limit the risk related to raw material price fluctuations in the defense segment by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers do not honor their contracts, then we could face margin pressure in our defense business. If we are not able to recover commodity cost increases through price increases to our customers on new orders, then such increases will have an adverse effect on our results of operations. Additionally, if we are unable to negotiate timely component cost decreases commensurate with any decrease in commodity costs, our higher component prices could put us at a material disadvantage as compared to our competition.

We expect to incur costs and charges as a result of measures such as facilities and operations consolidations and workforce reductions that we expect will reduce costs, and those measures also may be disruptive to our business and may not result in anticipated cost savings.

We have been consolidating facilities and operations in an effort to make our business more efficient and expect to continue to review our overall manufacturing footprint. For example, we closed a facility and integrated our mobile medical business into our Clearwater, Florida operations during the first quarter of fiscal 2011, and we moved manufacturing production of our Medtec ambulances to our Bradenton, Florida operations during the second quarter of fiscal 2011. Also during the first quarter of fiscal 2011, we announced workforce reductions and other cost reduction measures in our fire & emergency and commercial segments and the consolidation of an access equipment segment facility in Belgium into a Romanian facility, which was largely executed in the fourth quarter of fiscal 2011. During the fourth quarter of fiscal 2011, we closed our Oakes, North Dakota manufacturing plant and consolidated the work performed at that facility into other Oshkosh facilities. We have incurred, and expect in the future to incur, additional costs and restructuring charges in connection with such consolidations, workforce reductions and other cost reduction measures that have adversely affected and, to the extent incurred in the future would adversely affect, our future earnings and cash flows. Furthermore, such actions may be disruptive to our business, as we experienced with the facility consolidations into our Bradenton, Florida operations. This may result in production inefficiencies, product quality issues, late product deliveries or lost orders as we begin production at consolidated facilities, which would adversely impact our sales levels, operating results and operating margins. In addition, we may not realize the cost savings that we expect to realize as a result of such actions.

We may experience losses in excess of our recorded reserves for doubtful accounts, finance receivables, notes receivable and guarantees of indebtedness of others.

As of September 30, 2011, we had consolidated gross receivables of $1.14 billion. In addition, we were a party to agreements in the access equipment segment whereby we have maximum exposure of $57.7 million under guarantees of customer indebtedness to third parties aggregating approximately $146.5 million. We evaluate the collectability of open accounts, finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to repossess the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. Continued economic weakness and tight credit markets may result in additional requirements for specific reserves. During periods of economic weakness, the collateral underlying our guarantees of indebtedness of customers or receivables can decline sharply, thereby increasing our exposure to losses. We also face a concentration of credit risk as JLG’s ten largest debtors at September 30, 2011 represented approximately 23% of our consolidated gross receivables. Some of these customers are highly leveraged. In the future, we may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate further or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized. Our cash flows and overall liquidity may be materially adversely affected if any of the financial institutions that finance our customer receivables become unable or unwilling, due to current economic conditions, a weakening of our or their financial position or otherwise, to continue providing such credit.

Systemic failures that the customer may identify could exceed recorded reserves or negatively affect our ability to win future business with the DoD or other foreign military customers.

As a result of the accelerated timetable from product design to full-scale production, the accelerated production schedule and limited field testing under the M-ATV contract and our ramp up to full-scale production of FMTVs, these vehicles could encounter systemic failures during fielding and use of the vehicles for which we may have responsibility. Additionally, we did not design the FMTV portfolio of trucks and trailers, and the design for this portfolio includes requirements that have caused us to implement manufacturing processes that we have not used extensively under previous contracts. If we do not implement these manufacturing processes correctly, then there could be systemic failures for which we may have responsibility. We have established reserves for the estimated cost of such systemic-type repairs based upon historical warranty rates of other defense programs in which we participate. If systemic issues arise, rectification costs could be in excess of the established reserves. If the DoD identifies systemic issues, this situation could impact our ability to win future business with the DoD or other foreign military customers, which would adversely affect our future earnings and cash flows.

A disruption or termination of the supply of parts, materials, components and final assemblies from third-party suppliers could delay sales of our vehicles and vehicle bodies.

We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors. We may also incur a significant increase in the cost of these parts, materials, components or final assemblies. These risks are increased in a weak economic environment with tight credit conditions and when demand increases coming out of an economic downturn. Specifically, we have recently experienced a number of parts shortages at our access equipment segment as demand for certain components currently exceeds suppliers’ capacity. Such disruptions, terminations or cost increases could result in manufacturing inefficiencies due to having to wait for parts to arrive on the production line, could delay sales and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our objective is to expand international operations, the conduct of which subjects us to risks that may have a material adverse effect on our business.

Expanding international sales is a part of our growth strategy. Our outlook depends in part upon increases in international orders and sales that may not materialize. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. In addition, expansion into foreign markets requires the establishment of distribution networks and may require modification of products to meet local requirements or preferences. Establishment of distribution networks or modification to the design of our products to meet local requirements and preferences may take longer or be more costly than we anticipate and could have a material adverse effect on our ability to achieve international sales growth. In addition, our entry into certain markets that we wish to enter may require us to establish a joint venture. Identifying an appropriate joint venture partner and creating a joint venture could be more time consuming, more costly and more difficult than we anticipate.

As a result of our international operations and sales, we are subject to the Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government. We are also increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory and business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We are subject to fluctuations in exchange rates associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

For the fiscal year ended September 30, 2011, approximately 17% of our net sales were attributable to products sold outside of the United States, including approximately 14% that involved export sales from the United States. The majority of export sales are denominated in U.S. dollars. Sales outside the United States are typically made in the local currencies of those countries. Fluctuations in foreign currency can have an adverse impact on our sales and profits as amounts that are measured in foreign currency are translated back to U.S. dollars. We have sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the Chinese Renminbi, the Canadian dollar and the Australian dollar, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods. Any appreciation in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any appreciation in the value of the U.S. dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.

Changes in regulations could adversely affect our business.

Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

In particular, climate change is receiving increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Congress has previously considered and may in the future implement restrictions on greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs. Our manufacturing plants use energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas that may be affected by these legislative and regulatory efforts. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. While additional regulation of emissions in the future appears likely, it is too early to predict how this regulation will ultimately affect our business, operations or financial results.

Disruptions within our dealer network could adversely affect our business.

Although we sell the majority of our products directly to the end user, we market, sell and service products through a network of independent dealers in the fire & emergency segment and in a limited number of markets for the access equipment and commercial segments. As a result, our business with respect to these products is influenced by our ability to establish and manage new and existing relationships with dealers. While we have relatively low turnover of dealers, from time to time, we or a dealer may choose to terminate the relationship as a result of difficulties that our independent dealers experience in operating their businesses due to economic conditions or other factors, or as a result of an alleged failure by us or an independent dealer to comply with the terms of our dealer agreement. We do not believe our business is dependent on any single dealer, the loss of which would have a sustained material adverse effect upon our business. However, disruption of dealer coverage within a specific state or other geographic market could cause difficulties in marketing, selling or servicing our products and have an adverse effect on our business, operating results or financial condition.

In addition, our ability to terminate our relationship with a dealer is limited due to state dealer laws, which generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with required notices. Under many state laws, dealers may protest termination notices or petition for relief from termination actions. Responding to these protests and petitions may cause us to incur costs and, in some instances, could lead to litigation resulting in lost opportunities with other dealers or lost sales opportunities, which may have an adverse effect on our business, operating results or financial condition.

Item 9.01.                       Financial Statements and Exhibits.

(a)                                                          Not applicable.

(b)                                                         Not applicable.

(c)                                                          Not applicable.

(d)                                                         Exhibits. The following exhibits are being furnished herewith:

(99.1)                                           Oshkosh Corporation Press Release dated November 1, 2011.

(99.2)                                           Script for conference call held November 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: November 1, 2011	By:	/S/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated November 1, 2011

Exhibit
Number

(99.1)	Oshkosh Corporation Press Release dated November 1, 2011.

(99.2)	Script for conference call held November 1, 2011.